Exhibit 99.1

News Release

ASCENA RETAIL GROUP, INC. ANNOUNCES ‘CHANGE FOR GROWTH’

PROFIT ENHANCEMENT PROGRAM, AND RELATED ORGANIZATIONAL CHANGES

-- EXPECTS ADDITIONAL $100 - $150 MILLION IN COST SAVINGS BY FISCAL 2019--

-- RESCHEDULES INVESTOR DAY TO JANUARY 18, 2017 --

MAHWAH, NJ – October 4, 2016 – After more than six months of extensive planning, ascena retail group, inc. (NASDAQ: ASNA) (the “Company”) today begins the execution phase of its major enterprise transformation plan. In addition to the ongoing implementation of its $235 million cost-savings initiative associated with its integration of ANN INC., the Company expects its new Change for Growth program will deliver an incremental $100 - $150 million of cost savings by fiscal 2019. The Change for Growth program will refine ascena’s operating model to increase its focus on key customer segments, improve its time-to-market, reduce working capital, and enhance its ability to serve its customer on any purchasing platform, all while better leveraging the Company’s powerful shared services platform.

The Company is making significant organizational changes as part of its accelerated execution plan, and has restructured its business into four operating segments. Reporting of future results will be based on this new segment structure:

-	Premium Fashion - Ann Taylor, LOFT, and Lou & Grey
-	Plus Fashion - Lane Bryant and Catherines
-	Value Fashion - maurices and dressbarn
-	Kids Fashion - Justice

The Company also announced the creation of its new ascena Brand Services (aBS) team, which will assume the responsibilities for its existing centralized Shared Services Group functions, including supply chain, logistics, sourcing, and IT, as well as additional brand support functions to be developed through its Change for Growth program.

David Jaffe, President and CEO of ascena retail group commented, “Our leadership team has maintained its focus on long-term value creation for our shareholders by ensuring ascena has a strong combination of attractive brands and leading supply chain capabilities. After more than six months of intense development work, today we begin our comprehensive Change for Growth program to ensure that the Company is effectively positioned to compete in a rapidly and profoundly changing retail and consumer environment. Over the past few years we have made substantial investments in our brand portfolio, supply chain and logistics capabilities, and shared service platform, and we believe we are well positioned to leverage these investments to deliver value for our customers and shareholders. We are ahead of plan with the synergy and cost savings workstreams that will deliver $235 million of cost savings associated with our integration of ANN INC., and the time is right for us to explore additional opportunities to fully exploit the advantages we’ve developed with our comprehensive shared services platform. Our Change for Growth program is designed to ensure ascena is lean, agile and playing to win. Through this transformation work, we expect to deliver incremental cost savings of $100 to $150 million by fiscal 2019. We will continue to work aggressively on

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customer-facing capability and operating efficiencies to drive benefits on both the margin and cost side of our financials, and we believe there is additional opportunity beyond what we have highlighted today as we continue our transformation work with Accenture.”

Jaffe concluded, “We would like to discuss the Change for Growth program in the depth our investors have come to expect, and given the acceleration and the major scope of this overall program, we have decided to postpone our Investor Day until January 18, 2017.”

The Company is pleased to announce that Brian Lynch, most recently President and CEO of the Company’s Justice brand, will assume direct responsibility for ascena Brand Services in his new role as ascena’s Chief Operating Officer. Mr. Lynch commented, “I'm excited to take on this broader role. I believe applying the customer lens I use as a brand leader to my new role will enable strong partnerships between our shared operational functions and our brand segment leaders. It is this aligned partnership that will help us better develop and deliver new capabilities to serve our customers.” David Jaffe added, “I am very excited to have Brian step into the role as ascena’s Chief Operating Officer. He is uniquely qualified for this role, having prior President and COO experience, and senior roles in ecom operations, retail operations, and field leadership across leading companies including The Walt Disney Company, Gap Inc., and most recently, ANN INC. ”

Gary Muto, President and CEO of the Company’s ANN brands, will retain responsibility for the Ann Taylor, LOFT, and Lou & Grey brands, which now comprise the Company’s Premium Fashion segment. Linda Heasley, most recently President and CEO of Lane Bryant, has been appointed President and CEO of the Company’s Plus Fashion segment. George Goldfarb, most recently President and CEO of maurices has been appointed President and CEO of the Company’s Value Fashion segment. Lece Lohr, most recently head of merchandising at Justice succeeds Mr. Lynch as the new President of the Company’s Kids Segment.

The aforementioned restructuring has been accompanied by a number of executive departures to eliminate organizational overlap, which will result in a pre-tax charge of approximately $10 to $12 million in the first quarter. These changes were not included in the Company’s guidance, but the Company expects to recover the majority of this charge in the form of reduced operational expenses over the course of fiscal 2017. Additional charges are expected in the future related to ongoing transformation work.

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, maurices, dressbarn and Catherines brands, and for tween girls under the Justice brand.  ascena retail group, inc. operates ecommerce websites and approximately 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit:  ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, Catherines.com, and shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

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CONTACT:	For investors:	For media:
	ascena retail group, inc.	ascena retail group, inc.
	Stacy Turnof	Sue Ross
	Vice President of Investor Relations	Executive Vice President, ascena Corporate Affairs Communications Officer
	(551) 777-6928	(218) 491-2110
	stacy.turnof@ascenaretail.com	sue.ross@ascenaretail.com

ICR, Inc.
James Palczynski
Partner
(203) 682-8229
jp@icrinc.com

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